UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*



                                  Owens Corning
                                  -------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    690742101
                                    ---------
                                 (CUSIP Number)

                                October 31, 2006
                                ----------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                      ------------------
CUSIP No. 690742101                      13G                  Page 2 of 12 Pages
------------------------                                      ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Quadrangle Debt Recovery Advisors LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    5,485,232
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            5,485,232
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,485,232
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

------------------------                                      ------------------
CUSIP No. 690742101                      13G                  Page 3 of 12 Pages
------------------------                                      ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Michael Weinstock
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    5,485,232
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            5,485,232
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,485,232
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

------------------------                                      ------------------
CUSIP No. 690742101                      13G                  Page 4 of 12 Pages
------------------------                                      ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Andrew Herenstein
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    5,485,232
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            5,485,232
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,485,232
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

------------------------                                      ------------------
CUSIP No. 690742101                      13G                  Page 5 of 12 Pages
------------------------                                      ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Christopher Santana
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    5,485,232
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            5,485,232
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,485,232
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

------------------------                                      ------------------
CUSIP No. 690742101                      13G                  Page 6 of 12 Pages
------------------------                                      ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Josiah Rotenberg
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY

---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
NUMBER OF            ------ ----------------------------------------------------
SHARES               6      SHARED VOTING POWER
BENEFICIALLY
OWNED BY                    5,485,232
EACH                 ------ ----------------------------------------------------
REPORTING            7      SOLE DISPOSITIVE POWER
PERSON
WITH                        0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            5,485,232
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,485,232
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

Item 1(a):     Name of Issuer:
----------     --------------

     The name of the issuer is Owens Corning, a corporation organized under the laws of the State of Delaware (the "Company").

Item 1(b):     Address of Issuer's Principal Executive Offices:
----------     -----------------------------------------------

     The Company's principal executive office is located at One Owens Corning Parkway, Toledo, Ohio 43659.

Item 2(a):     Name of Person Filing:
----------     ---------------------

     This Schedule 13G is filed by:

     (i) Quadrangle Debt Recovery Advisors LLC, a Delaware limited liability company (the "Advisors"), which serves as adviser to a variety of funds (such funds collectively the "Funds"), with respect to shares of Common Stock (as defined in Item 2(d)) directly owned by the Funds;

     (ii) Mr. Michael Weinstock ("Mr. Weinstock"), who is a managing member of Advisors, with respect to shares of Common Stock indirectly beneficially owned by Mr. Weinstock by virtue of such position;

     (iii) Mr. Andrew Herenstein ("Mr. Herenstein"), who is a managing member of Advisors, with respect to shares of Common Stock indirectly beneficially owned by Mr. Herenstein by virtue of such position;

     (iv) Mr. Christopher Santana ("Mr. Santana"), who is a managing member of Advisors, with respect to shares of Common Stock indirectly beneficially owned by Mr. Santana by virtue of such position; and

     (v) Mr. Josiah Rotenberg ("Mr. Rotenberg"), who is a managing member of Advisors, with respect to shares of Common Stock indirectly beneficially owned by Mr. Rotenberg by virtue of such position.

     Advisors, Mr. Weinstock, Mr. Herenstein, Mr. Santana and Mr. Rotenberg are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b):     Address of Principal Business Office or, if None, Residence:
----------     -----------------------------------------------------------

     The address of the principal business office of Advisors, Mr. Weinstock, Mr. Herenstein, Mr. Santana and Mr. Rotenberg is 375 Park

Avenue, 14th Floor, New York, New York 10152. The address of the principal business office of QDRF is Walker House, PO Box 908GT, Georgetown, Grand Cayman, Cayman Islands, British West Indies.

Item 2(c):     Citizenship:
----------        -----------

     Advisors is organized as a limited liability company under the laws of the State of Delaware. QDRF is organized as a company under the laws of the Cayman Islands. Mr. Weinstock, Mr. Herenstein, Mr. Santana and Mr. Rotenberg are United States citizens. Mr. Rotenberg is also a citizen of Canada and Israel.

Item 2(d):     Title of Class of Securities:
----------     ----------------------------

     Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e):     CUSIP Number:
----------        ------------

     690742101.

Item 3:        If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b)
-------        -----------------------------------------------------------------
               or (c), check whether the person filing is a:
               --------------------------------------------

          A.   [ ] Broker or dealer registered under Section 15 of the Act,
          B.   [ ] Bank as defined in Section 3(a)(6) of the Act,
          C.   [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
          D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
          E.   [ ] Investment Adviser in accordance with Rule 13d-1
                   (b)(1)(ii)(E),
          F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
          G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
          H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
          I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
          J.   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:        Ownership:
-------        ---------

The beneficial ownership of Common Stock by the Reporting Persons, as of the date of this Schedule 13G, is as follows:

     A. Advisors
        --------
          (a) Amount beneficially owned: 5,485,232
          (b) Percent of class: 5.3%. The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 103,200,000 shares of Common Stock issued and outstanding as of October 31, 2006, as reflected in the Company's Prospectus Filed Pursuant to Rule 424(b)(1), filed with the Securities and Exchange Commission on October 30, 2006.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 5,485,232
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition:
                      5,485,232

     B. Mr. Weinstock
        -------------
          (a) Amount beneficially owned: 5,485,232
          (b) Percent of class: 5.3%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 5,485,232
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition:
                      5,485,232

     C. Mr. Herenstein
        --------------
          (a) Amount beneficially owned: 5,485,232
          (b) Percent of class: 5.3%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 5,485,232
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition:
                      5,485,232

     D. Mr. Santana
        -----------
          (a) Amount beneficially owned: 5,485,232
          (b) Percent of class: 5.3%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 5,485,232
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition:
                      5,485,232

     E. Mr. Rotenberg
        -------------
          (a) Amount beneficially owned: 5,485,232
          (b) Percent of class: 5.3%.
          (c) Number of shares as to which such person has:
               (i)    Sole power to vote or direct the vote: 0
               (ii)   Shared power to vote or direct the vote: 5,485,232
               (iii)  Sole power to dispose or direct the disposition: 0
               (iv)   Shared power to dispose or direct the disposition:
                      5,485,232

Item 5:        Ownership of Five Percent or Less of a Class:
-------        --------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
-------        ---------------------------------------------------------------

Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7:        Identification and Classification of the Subsidiary Which
-------        ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

Not applicable.

Item 8:        Identification and Classification of Members of the Group:
-------        ---------------------------------------------------------

Not applicable.

Item 9:        Notice of Dissolution of Group:
-------        ------------------------------

Not applicable.

Item 10:       Certification:
--------       -------------

Each of the Reporting Persons hereby makes the following certification:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 7, 2006

                                        QUADRANGLE DEBT RECOVERY ADVISORS LLC

                                        By: /s/ Michael Weinstock
                                            ------------------------------------
                                            Name:   Michael Weinstock
                                            Title:  Managing Member



                                        MICHAEL WEINSTOCK

                                        /s/ Michael Weinstock
                                        ----------------------------------------
                                        Michael Weinstock



                                        CHRISTOPHER SANTANA

                                        /s/ Christopher Santana
                                        ----------------------------------------
                                        Christopher Santana



                                        ANDREW HERENSTEIN

                                        /s/ Andrew Herenstein
                                        ----------------------------------------
                                        Andrew Herenstein



                                        JOSIAH ROSENBERG

                                        By: /s/ Robert Burns
                                            ------------------------------------
                                            Name:   Robert Burns
                                            Title:  Attorney-in-Fact



                 [SIGNATURE PAGE TO SCHEDULE 13G WITH RESPECT TO
                                 OWENS CORNING]

                                  EXHIBIT INDEX
                                  -------------


Exhibit 99.1: Joint Filing Agreement, dated November 7, 2006, by and between Quadrangle Debt Recovery Advisors LLC, Mr. Michael Weinstock, Mr. Andrew Herenstein, Mr. Christopher Santana and Mr. Josiah Rotenberg.